Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT
1) Eastern Well Holdings Limited (Hong Kong)
2) Nuoxin Energy Technology (Shanghai) Co., Ltd. (PRC)
3) Jiangxi Nobao Electronics Co., Ltd. (PRC)
4) Nobao Energy (Nantong) Co., Ltd. (PRC)